Contact:
Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602

October 20, 2004	For Immediate Release

NewMil Bancorp Reports 11% Increase in Earnings Per Share for Third Quarter 2004
Announces $0.17 Quarterly Dividend

New Milford, CT—(October 20, 2004) The Board of Directors of NewMil Bancorp, Inc. (NASDAQ/NM:NMIL) today announced results of its third quarter ended September 30, 2004.

Diluted earnings per share increased 11% to $0.50 for the third quarter ended September 30, 2004 from $0.45 for the third quarter ended September 30, 2003. For the nine-month period, ending September 30, 2004, diluted earnings per share increased 13% to $1.44 from $1.28 for the nine-months ending September 30, 2003.

Net income increased $0.2 million to $2.1 million for the third quarter of 2004, compared with $1.9 million for the third quarter of 2003. A number of factors contributed to the strong results, the most important of which was a $0.3 million, or 5%, increase in net interest income. This was attributed to a $47.3 million increase in average earning assets, which more than offset the 8 basis point decrease in the net interest margin to 3.84%, compared with 3.92% at September 30, 2003. Non-interest expense increased slightly for the third quarter of 2004, primarily due to higher marketing and advertising costs as well as higher professional services expenses. Credit quality remains strong, as evidenced by nonperforming assets at 16 basis points of total assets at September 30, 2004. The return on average shareholder’s equity was 16% for the third quarter.

Francis J. Wiatr, NewMil’s Chairman, President and CEO, noted, “This was another excellent quarter for us. Our net interest margin remained strong primarily due to the stability of our commercial lending business. We continue to develop relationships with businesses all across Western Connecticut and Fairfield County. This is possible despite a competitive market because of our broad commercial service offerings and excellent response times to business needs. We are also improving market share in our branch system as evidenced by increases in total deposits as well as an improving mix of low cost deposits associated with our commercial lending business previously mentioned. We are constantly evaluating our service delivery to insure that customers are able to distinguish the higher levels of service that we constantly strive to offer. This will position us for further increases in market share. We are optimistic about our future earnings prospects and our strong positions in Connecticut’s Litchfield and Fairfield Counties.”

At September 30, 2004 NewMil had total assets of $730 million, up $26 million since December 31, 2003. For the nine-month period, deposits increased $28 million to $586 million from $558 million at December 31, 2003. At September 30, 2004, book value and tangible book value per common share were $13.11 and $11.13, respectively, and tier 1 leverage and total risk-based capital ratios were 7.70% and 14.19%, respectively.

The Board of Directors also announced a quarterly dividend of 17 cents per common share, payable on November 19, 2004 to shareholders of record on November 5, 2004.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 19 full-service banking offices and one special needs branch.

Financial highlights are attached.
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Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

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NewMil Bancorp, Inc
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	Three month		Nine month
	period ended		period ended
	September 30		September 30
STATEMENT OF INCOME	2004	2003	2004	2003

Interest and dividend income	$8,881	$8,732	$26,409	$26,227
Interest expense	2,390	2,558	7,012	8,143
Net interest income	6,491	6,174	19,397	18,084
Provision for loan losses	-	-	-	-
Non-interest income
Service fees on deposit accounts	774	683	2,204	1,889
Gains on sales of mortgage loans	38	127	146	241
Other non-interest income	217	215	608	630
Total non-interest income	1,029	1,025	2,958	2,760
Non-interest expense
Compensation	2,368	2,479	7,253	7,179
Occupancy and equipment	726	769	2,197	2,227
Postage and telecommunication	156	142	444	417
Professional services, collection & OREO	214	188	728	578
Printing and office supplies	92	87	306	272
Marketing	188	98	409	204
Service bureau EDP	87	99	279	299
Amortization of intangible assets	49	61	147	183
Other	496	447	1,464	1,353
Total non-interest expense	4,376	4,370	13,227	12,712
Income before income taxes	3,144	2,829	9,128	8,132
Provision for income taxes	1,000	890	2,899	2,545
Net income	$2,144	$1,939	$6,229	$5,587

Per common share
Diluted earnings	$0.50	$0.45	$1.44	$1.28
Basic earnings	0.51	0.47	1.48	1.35
Cash dividends	0.17	0.15	0.49	0.45

Statistical data
Net interest margin	3.84%	3.92%	3.90%	3.89%
Efficiency ratio	58.19	60.70	59.17	60.99
Return on average assets	1.19	1.13	1.17	1.10
Return on average common shareholders’ equity	15.87	15.13	15.44	14.20
Weighted average equivalent
common shares outstanding, diluted	4,321	4,293	4,330	4,354

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NewMil Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	Sept. 30,	Sept. 30,	December 31,
FINANCIAL CONDITION	2004	2003	2003

Total assets	$730,410	$681,958	$704,042
Loans, net	480,447	449,701	449,651
Allowance for loan losses	5,146	5,224	5,198
Securities	196,087	156,313	199,101
Cash and cash equivalents	21,430	43,590	22,524
Intangible assets	8,289	8,761	8,700
Deposits	586,047	558,612	558,168
Federal Home Loan Bank advances	63,070	47,926	70,247
Repurchase agreements	12,491	9,188	9,317
Long term debt	9,791	9,731	9,746
Shareholders' equity	55,049	51,681	52,306
Non-performing assets	1,181	1,403	1,262
Deposits
Demand (non-interest bearing)	$66,846	$44,196	$49,813
NOW accounts	82,386	79,677	76,524
Money market	155,514	154,588	155,911
Savings and other	85,858	84,829	84,660
Certificates of deposit	195,443	195,322	191,260
Total deposits	586,047	558,612	558,168

Per common share
Book value	$13.11	$12.65	$12.78
Tangible book value	11.13	10.50	10.65

Statistical data
Non-performing assets to total assets	0.16%	0.21%	0.18%
Allowance for loan losses to total loans	1.06	1.15	1.14
Allowance for loan losses to non-performing loans	435.73	372.34	411.89
Common shareholders' equity to assets	7.54	7.58	7.43
Tangible common shareholders' equity to assets	6.40	6.29	6.19
Tier 1 leverage capital	7.70	7.25	7.39
Total risk-based capital	14.19	13.28	13.23
Common shares outstanding, net (period end)	4,200	4,087	4,093

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